Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE

WARRANTS TO PURCHASE COMMON STOCK DATED OCTOBER 26, 2010

INVESTOR WARRANTS TO PURCHASE COMMON STOCK

PLACEMENT AGENT WARRANTS TO PURCHASE COMMON STOCK

THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M. (EASTERN TIME) ON MAY 6, 2013, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS APRIL 8, 2013

InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “InVivo,” “we” or “us”), is offering to exchange certain of its outstanding warrants to purchase common stock for New Warrants to purchase common stock upon the terms and subject to the conditions set forth in this Offer to Exchange (the “Offer to Exchange”) and the Election to Participate (the “Election to Participate”), which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”).

The warrants eligible for exchange are the following: (i) Warrants to Purchase Common Stock dated October 26, 2010 that were issued in connection with the closing of a merger (the “Merger Warrants”), (ii) Warrants to Purchase Common Stock dated October 26, 2010, November 10, 2010 and December 3, 2010 that were issued in a private placement to accredited investors (the “Investor Warrants”), and (iii) Warrants to Purchase Common Stock dated October 26, 2010, November 10, 2010 and December 3, 2010 that were issued to the placement agent as compensation for their services in connection with the private placement (the “Placement Agent Warrants”). The Merger Warrants, Investor Warrants and Placement Agent Warrants are referred to in this Offer to Exchange as the “Eligible Warrants” and are described more fully under “THE OFFER — Section 10. Description of Warrants; Source and Amount of Consideration” in this Offer to Exchange. On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Warrants for new warrants (the “New Warrants”) to purchase the same number of shares of common stock and having substantially the same terms as the Eligible Warrants except that (i) the expiration date of the New Warrants will be extended an additional two years until 2017 until the seventh anniversary of the date of issuance of the Eligible Warrant and (ii) the New Warrants will no longer include provisions providing for weighted average anti-dilution protection in connection with subsequent issuances of our common stock at prices below the applicable exercise price of the warrant, as more fully described in this Offer to Exchange. The Offer is not conditioned upon any minimum number of Eligible Warrants being tendered. These materials provide information regarding the Offer and instructions as to how you can participate.

The purpose of the Offer is to remove the weighted average anti-dilution provisions of the Eligible Warrants, as described in more detail beginning on page 9 of this Offer to Exchange:

•	so that our financial statements will more closely reflect our operating results, liquidity and financial condition; and

•	to enhance our ability to list our common stock on a national securities exchange.

Under generally accepted accounting principles in the United States, or GAAP: (i) the weighted average anti-dilution provisions of these Eligible Warrants cause the warrants to be treated as a derivative liability which is shown as a current liability on the balance sheet, rather than as stockholders’ equity, which results in us having negative working capital and stockholders’ deficit instead of positive working capital and stockholders’ equity; (ii) we are required to remeasure the fair value of the warrants quarterly on each balance sheet reporting date; and (iii) any change in fair value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date. In general, as the price of our common stock increases, the fair value of the derivative liability increases causing us to record a non-cash derivative loss on our income statement. Similarly, as the price of our common stock decreases, the fair value of the derivative liability also decreases causing us to record a non-cash derivative gain on our income statement. In other words, the existence of these anti-dilution provisions causes our reported net income to decrease when the price of our common stock increases, and our reported net income to increase when the price of our common stock decreases. Since the issuance of the Eligible Warrants, this accounting treatment has had a negative impact on our financial statements causing an increase in our current liabilities, a decrease in stockholders’ equity and an increase in net losses. If these anti-dilution provisions are removed, any New Warrants issued in exchange for the Eligible Warrants would be adjusted to fair value and reclassified on our balance sheet as stockholders’ equity instead of a derivative liability, substantially increasing stockholders’ equity and our working capital position. In addition, the significant fluctuations in quarterly operating results resulting from remeasuring the fair value of the derivative liability and recording the corresponding non-cash derivative gains or losses on the income statement will no longer occur for future periods for these New Warrants.

As noted above, one of the primary reasons that we are making this Offer to Exchange is that we have plans to list our common stock on a national securities exchange which requires, as part of its listing standards, that a company have a minimum amount of stockholders’ equity. The ability to modify the accounting treatment for the Eligible Warrants so they are reclassified from a derivative liability to stockholders’ equity will substantially increase our stockholders’ equity and enhance our ability to meet the listing standards of the national securities exchanges.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “NVIV.” On April 5, 2013, the closing price per share of our common stock was $2.80.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO WARRANT HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE WARRANTS. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO EXCHANGE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE ELECTION TO PARTICIPATE BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE WARRANTS IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE WARRANTS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

You may direct questions and requests for assistance, and requests for additional copies of this Offer to Exchange and the Election to Participate, to Sean Moran of InVivo Therapeutics Holdings Corp. at the address and telephone numbers set forth on the last page of this document.

SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should read carefully this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the accompanying Election to Participate. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offer to Exchange and Election to Participate, we are offering to exchange certain outstanding warrants to purchase our common stock that were issued in October, November and December 2010 (the “Eligible Warrants”) for equal number of new warrants. The new warrants (the “New Warrants”) will have substantially the same terms as the Eligible Warrants except that (i) the period during which the New Warrants may be exercised will be extended by two years, from the fifth anniversary of the date of issuance to the seventh anniversary of the date of issuance of the Eligible Warrants and (ii) the weighted average anti-dilution provisions in connection with subsequent issuances of our common stock at prices below the applicable exercise price contained in the Eligible Warrants will be deleted from the New Warrants. See “THE OFFER — Section 3. Exchange of Eligible Warrants for New Warrants” and “— Section 10. Description of Warrants; Source and Amount of Consideration.”

2.	What would be the effect of the deletion of the weighted average anti-dilution provisions in the New Warrants?

The weighted average anti-dilution provisions of the Eligible Warrants provide for a reduction in the exercise price of the Eligible Warrants and a corresponding increase in the number of shares of common stock underlying the Eligible Warrants if, while the warrants are outstanding, we were to sell or issue any shares of our common stock, or any convertible security, option, warrant or right entitling any person to acquire shares of our common stock, at a price per share that is less than the exercise price of the Eligible Warrants, subject to certain exceptions. By removing these anti-dilution provisions in the New Warrants, the exercise price of the New Warrants will not be reduced and the shares of common stock underlying the warrants will not be increased if we were to sell or issue any shares of our common stock, or any convertible security, option, warrant or right entitling any person to acquire shares of our common stock, at a price per share that is less than the exercise price of the New Warrants ($1.00 or $1.40, as applicable). On April 5, 2013, the closing price per share of our common stock was $2.80. See “THE OFFER — Section 10. Description of Warrants; Source and Amount of Consideration.”

3.	Why is the Company making the Offer?

We are offering to exchange the Eligible Warrants for the New Warrants (i) so that our financial statements will more closely reflect our operating results, liquidity and financial condition and (ii) to enhance our ability to list our common stock on a national securities exchange. Under GAAP: (i) the weighted average anti-dilution provisions of the Eligible Warrants cause the warrants to be treated as a derivative liability which is shown as a current liability on the balance sheet, rather than stockholders’ equity, which results in us having negative working capital and stockholders’ deficit instead of positive working capital and stockholders’ equity: (ii) we are required to remeasure the fair value of the warrants quarterly on each balance sheet reporting date; and (iii) any change in fair value between reporting periods must be recorded as other income or expense, as the case may be, for the period ending on such reporting date. In general, as the price of our common stock increases the fair value of the derivative liability increases causing us to record a non-cash derivative loss on our income statement. Similarly, as the price of our common stock decreases, the fair value of the derivative liability also decreases causing us to record a non-cash derivative gain on our income statement. In other words, the existence of these anti-dilution provisions causes our reported net income to decrease when the price of our common stock increases, and our reported net income to increase when the price of our common stock decreases. Since the issuance of the Eligible Warrants, the accounting treatment has had a negative impact on our financial statements causing an increase in our current liabilities, a decrease in stockholders’ equity and an increase in net losses. If these anti-dilution provisions are removed, any New Warrants issued in exchange for the Eligible Warrants would be adjusted to fair value and reclassified on our balance sheet as stockholders’ equity instead of a derivative liability, increasing stockholders’ equity and our working capital position. In addition, the significant fluctuations in quarterly operating results resulting from remeasuring the fair value of the derivative liability and recording the corresponding non-cash derivative gains or losses on the income statement will no longer occur for future periods for these New Warrants.

As noted above, one of the primary reasons that we are making this Offer to Exchange is that we have plans to list our common stock on a national securities exchange which requires, as part of its listing standards, that a company have a minimum amount of stockholders’ equity. The ability to change the accounting treatment for the Eligible Warrants so they are reclassified from a derivative liability to stockholders’ equity will increase our stockholders’ equity and enhance our ability to meet the listing standards of the national securities exchanges. See “THE OFFER — Section 1. Background and Purpose of the Offer” for more information on the purpose of the Offer.

4.	Who is entitled to participate in the Offer?

Only the holders of Eligible Warrants described in this Offer to Exchange are eligible to participate in the Offer. These warrants were issued (i) to accredited investors in connection with the merger completed on October 26, 2010, (ii) in a private placement to accredited investors, the closing of which occurred on each of October 26, 2010, November 10, 2010 and December 3, 2010, and (iii) to the placement agent as compensation for services in connection with the private placement. No other holders of warrants, options or other securities to acquire shares of our common stock may participate in the Offer. See “THE OFFER — Section 2. Eligibility” and “— Section 10. Description of Warrants; Source and Amount of Consideration.”

5.	How many Eligible Warrants will InVivo exchange?

We are offering to exchange all of the Eligible Warrants. There are currently outstanding Eligible Warrants to purchase an aggregate of 15,009,608 shares of our common stock which are held by approximately 190 holders. See “THE OFFER — Section 3. Exchange of Eligible Warrants for New Warrants.”

6.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on May 6, 2013 to decide whether to tender your Eligible Warrants in the Offer unless the Offer is terminated by us as described in this Offer to Exchange.

7.	How do I choose to participate in the Offer?

To tender your Eligible Warrants, you must deliver your Eligible Warrants (or an Affidavit of Lost Warrant) together with a completed Election to Participate to the Company, Attention: Sean Moran, One Kendall Square, Suite B14402, Cambridge, MA 02139, not later than the time the Offer expires. See “THE OFFER — Section 4. Procedures for Tendering Eligible Warrants.”

This is a one-time offer and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept, subject to the judgment of a court of competent jurisdiction to the contrary.

8.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with Federal securities laws. It is possible that such changes could involve an extension of the Offer up to 10 additional business days in some cases.

9.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time), on the next business day after the day on which the Offer was scheduled to expire.

10.	If I choose to participate in the Offer, do I have to tender my entire Eligible Warrant or can I just tender a portion of the warrant?

Yes, if you elect to participate in the Offer, you must tender all of your Eligible Warrant and cannot partially tender your Eligible Warrant.

11.	If I have already exercised a portion of my Eligible Warrant, may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Warrant that remains outstanding and unexercised. See “THE OFFER — Section 4. Procedures for Tendering Eligible Warrants.”

12.	What will happen if I do not tender my Eligible Warrants in the Offer?

Your Eligible Warrants will remain in full force and effect if you do not tender them in the Offer.

13.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned on a minimum number of Eligible Warrants being tendered in the Offer. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See “THE OFFER — Section 6. Extension of the Offer; Termination; Amendment.”

14.	Until what time can I withdraw previously tendered Eligible Warrants?

You may withdraw previously tendered Eligible Warrants at any time until the Offer has expired. To withdraw warrants, you must deliver a completed Notice of Withdrawal to the Company while you still have the right to withdraw your Eligible Warrants. See “THE OFFER — Section 7. Withdrawal Rights.”

15.	When will the Company issue the New Warrants in exchange for tendered Eligible Warrants?

We will issue the New Warrants in exchange for the tendered Eligible Warrants promptly after the expiration of the Offer and our acceptance of your Eligible Warrants.

16.	Are there risks that I should consider in deciding whether to tender my Eligible Warrants in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “RISKS OF PARTICIPATING IN THE OFFER.”

17.	Will the shares of common stock issuable upon exercise of the New Warrants received in exchange for the Eligible Warrants be eligible for resale without restriction?

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. We have entered into agreements with certain holders of Eligible Warrants to register for resale the shares of common stock issuable upon exercise of the Eligible Warrants, and such registration statement is currently effective. We intend to amend or supplement, as required, such registration statement to ensure that the shares of common stock issuable upon exercise of the New Warrants received in the Offer held by such holders are registered for resale under the Securities Act. However, if a registration statement covering the resale of the shares of common stock underlying the New Warrants is not effective at the time of exercise, then the New Warrants may be exercised pursuant to a “cashless” or “net issue” exercise, and the shares of common stock acquired in such exercise shall be deemed to have been acquired at the time the original Eligible Warrant was acquired and would be available for immediate resale under Rule 144 under the Securities Act, assuming we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at that time. See “THE OFFER — Section 10. Description of the Warrants; Source and Amount of Consideration.”

18.	Will directors and executive officers of the Company be able to participate in the Offer?

Yes. Our directors and executive officers and their respective affiliates that are also holders of Eligible Warrants will be able to participate in the Offer on the same terms as other holders of Eligible Warrants. See “THE OFFER — Section 12. Interests of Directors and Executive Officers; Transactions and Arrangements” for a description of those directors, executive officers or their affiliates that hold Eligible Warrants.

19.	Do any of the executive officers and directors have an interest in the Offer?

None of our executive officers or directors or their affiliates have an interest in the Offer other than in their capacity as holders of Eligible Warrants and as our stockholders. See “THE OFFER — Section 12. Interests of Directors and Executive Officers; Transactions and Arrangements.”

20.	What does the Company’s Board of Directors think of the Offer?

Our Board of Directors unanimously determined that the terms of the Offer are fair and in the best interest of the holders of the Eligible Warrants.

21.	Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission, or the SEC. This report and other documents we file with the SEC are available for review at www.sec.gov. See “THE OFFER — Section 17. Additional Information.” In addition, before making your decision, you should review the section entitled “RISKS OF PARTICIPATING IN THE OFFER.”

22.	Will I have to pay federal income taxes if I participate in the Offer?

We do not believe that a warrant holder who is subject to U.S. federal income taxation will incur any immediate U.S. federal income tax consequences as a result of participating in the Offer. Generally, New Warrants received in exchange for Eligible Warrants will have the same tax basis as the Eligible Warrants, and no income gain or loss will be recognized by the warrant holder on the surrender of the current Eligible Warrants or receipt of the New Warrants. However, individual tax situations are complex and this information is very general and may not be applicable to your particular tax situation. As a result, you are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See “THE OFFER — Section 15. Certain United States Federal Income Tax Considerations.”

23.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact Sean Moran of InVivo Therapeutics Holdings Corp. via e-mail at smoran@invivotherapeutics.com or by telephone at (617) 863-5524. However, while Mr. Moran can answer questions relating to the Offer, he cannot and will not provide you with any advice or recommendation as to whether or not you should participate in the Offer. See “THE OFFER — Section 17. Additional Information.”

IMPORTANT NOTICES

The securities being offered pursuant to this Offer to Exchange are being offered pursuant to exemptions provided by Section 3(a)(9) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The New Warrants issued in exchange for Eligible Warrants tendered in the Offer will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offer to Exchange has been prepared solely for the benefit of holders of Eligible Warrants. Distribution of this Offer to Exchange to any person other than such holders and those persons retained to advise such holders is unauthorized and any reproduction of this Offer to Exchange or related documents, in whole or in part, is prohibited.

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your Eligible Warrants. You must make your own decision as to whether to tender some or all of your Eligible Warrants.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Warrants. You should rely only on the information contained in this document or the other documents related to the offer referred to herein.

We are not making, and will not make, the Offer to holders of Eligible Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction.

FORWARD-LOOKING STATEMENTS

Statements in this Offer to Exchange (including any documents incorporated by reference) that express “belief,” “anticipation,” or “expectation,” as well as other statements that are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause our actual future activities and results of operations to be differ materially from historical results or anticipated results, including those identified in the following “RISKS OF PARTICIPATING IN THE OFFER.” Examples of these uncertainties and risks include, but are not limited to:

•	the anticipated impact of the Offer on our financial statements;

•	the progress, timing and results of pre-clinical and clinical trials and research and development efforts involving our product candidates;

•	the submission of applications for and receipt of regulatory clearances and approvals;

•	our ability to commercialize our product candidates;

•	our business strategy and our expectations with respect to the implementation of our business strategy;

•	our expectations with respect to the potential therapeutic and commercial value of our product candidates;

•	the benefits we expect to derive from relationships with our collaborators;

•	our expectations with respect to our intellectual property position; and

•	our estimates regarding our capital requirements and our need for additional financing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties, as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC and listed in “Section 17. Additional Information” before exchanging your Eligible Warrants for New Warrants in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Eligible Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the New Warrants received in the Offer will in the future equal or exceed the exercise price per share of the New Warrants.

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Warrants for New Warrants pursuant to the Offer. If the IRS were to successfully assert that the exchange of your Eligible Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Eligible Warrants. See “Section 15. Certain United States Federal Income Tax Considerations.”

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are restricted securities and can only be sold pursuant to an effective registration statement or an available exemption from registration under the Securities Act.

The New Warrants issued in the Offer and shares of common stock issuable upon exercise of the New Warrants are being issued in reliance upon exemptions from the Securities Act. Therefore, the New Warrants and the shares of common stock issuable upon exercise of the New Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. We have entered into agreements with certain holders of Eligible Warrants to register for resale the shares of common stock issuable upon exercise of the Eligible Warrants, and such registration statement is currently effective. We intend to amend or supplement, as required, such registration statement to ensure that the shares of common stock issuable upon exercise of the New Warrants received in the Offer held by such holders are registered for resale under the Securities Act. However, if a registration statement covering the resale of the shares of common stock underlying the New Warrants held by such holders is not effective at the time of exercise, then the New Warrants may be exercised pursuant to a “cashless” or “net issue” exercise, and the shares of common stock acquired in such exercise shall be deemed to have been acquired at the time the original Eligible Warrant was acquired and would be available for immediate resale under Rule 144 under the Securities Act, assuming we are current in our reporting obligations under the Exchange Act at that time.

THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in “Section 10. Description of Warrants; Source and Amount of Consideration,” we issued warrants to purchase our common stock (i) to accredited investors in connection with the closing of a merger on October 26, 2010 and (ii) in a private placement to accredited investors and the placement agent, the closing of which occurred on October 26, 2010, November 10, 2010 and December 3, 2010. All of the warrants expire on the fifth anniversary of their respective dates of issuance in 2015 and contain weighted-average anti-dilution provisions in connection with subsequent issuances of common stock at prices below the applicable exercise price of the warrant. Information concerning these warrants, including the number outstanding, exercise price and expiration dates, are described in Section 10 of this Offer to Exchange. These warrants are the only warrants eligible to participate in the Offer.

Purpose of the Offer

The purpose of the Offer is to remove the weighted average anti-dilution provisions relating to subsequent issuances of common stock at prices below the applicable exercise price of the warrant contained in the Eligible Warrants: (i) so that our financial statements will more closely reflect our operating results, liquidity and financial condition, and (ii) to enhance our ability to list our common stock on a national securities exchange. As explained below, under current accounting rules, warrants that include these anti-dilution provisions which provide for a reduction in the exercise price of warrants, and a corresponding increase in the number of shares underlying the warrants, if a company issues common stock or securities convertible into common stock at a price below the exercise price of the warrants (such as those contained in the Eligible Warrants) may not be recorded on the balance sheet as stockholders’ equity, but rather must be accounted for as a derivative liability. In addition, we must remeasure the fair value of the Eligible Warrants quarterly on each balance sheet reporting date and any change in fair value between reporting periods must be recorded as a non-cash item in other income or expense, as the case may be, for the period ending on such reporting date. By removing these anti-dilution provisions from the New Warrants issued in exchange for Eligible Warrants, our working capital and stockholders’ equity will increase and the significant non-cash related derivative losses and gains recorded in our quarterly operating results will no longer occur for the New Warrants in future periods. Accordingly, we believe our financial statements will more closely reflect our operating performance liquidity and financial condition.

The Eligible Warrants are considered a derivative and do not meet any scope exceptions, including the scope exception for instruments indexed to a company’s own shares and classified in equity. The Eligible Warrants are not considered indexed to our common stock because the exercise price of an Eligible Warrant may be reduced, and the number of shares underlying the warrant increased, if, while the warrant is outstanding, we sell or issue any shares of our common stock or any convertible security, option, warrant or right entitling any person to acquire shares of our common stock at a price per share that is less than the exercise price of the warrant. This possible reduction to the exercise price of the Eligible Warrants and corresponding increase in the number of shares underlying the warrant prohibit the warrants from being classified as equity in our financial statements because an equity instrument must provide that it be settled by exchanging a fixed number of shares of stock for a fixed value, or be adjusted only for typical inputs to a valuation model for a contract that settles on a fixed-for-fixed basis. However, due to these anti-dilution provisions, the settlement amount may not equal the difference between the fair value of a fixed number of shares of our common stock and a fixed exercise price. As a result, the Eligible Warrants for which we are offering to exchange for New Warrants in this Offer are not considered indexed to our own stock and must be accounted for on our balance sheet as a derivative liability, as opposed to stockholders’ equity.

We treat the existing warrants as a derivative liability recorded as a current liability on our balance sheet, as opposed to stockholders’ equity, and the fair value of the derivative liabilities associated with the existing

Eligible Warrants increases as the price of our common stock increases, resulting in other expense in our consolidated statements of operations, and decreases as the price of our common stock decreases, resulting in other income. In other words, the existence of the weighted-average anti-dilution provisions causes our balance sheet to reflect a negative working capital and a stockholders’ deficit as opposed to positive working capital and stockholders’ equity and our reported net income to decrease when the price of our common stock increases, and our reported net income to increase when the price of our common stock decreases.

If these anti-dilution provisions are removed for any New Warrants issued in the Offer, the fair value for the New Warrants would be remeasured and reclassified from derivative liability to stockholders’ equity, which would result in a decrease to the derivative liability account included in our balance sheet and an increase in stockholders’ equity and the fluctuations in our quarterly operating results arising from the current accounting treatment of the New Warrants as a derivative liability will no longer occur for future periods. Any existing warrants that are not exchanged in the Offer will continue to be subject to the derivative liability accounting treatment described above.

As noted above, one of the primary reasons that we are making this Offer to Exchange is that we have plans to list our common stock on a national securities exchange which requires, as part of its listing standards, that a company have a minimum amount of stockholders’ equity. The ability to change the accounting treatment for the Eligible Warrants so they are reclassified from a derivative liability to stockholders’ equity will increase our stockholders’ equity and enhance our ability to meet the listing standards of the national securities exchanges. In addition to meeting initial stockholders’ equity listing requirements, we must also meet, among other things, a minimum bid price for our common stock. While we expect that the Offer will result in an increase in stockholders’ equity, depending on the current price of our common stock, we may still be required to take other measures, such as a reverse stock split, in order to meet the standards required for initial listing on a national securities exchange.

2.	Eligibility.

We are offering holders of outstanding Eligible Warrants the opportunity to voluntarily exchange their Eligible Warrants for New Warrants, for a limited period of time, upon the terms and subject to the conditions described in this Offer to Exchange. This Offer to Exchange and the related Election to Participate will be mailed to record holders of Eligible Warrants whose names appear on our warrant register as of the date of this Offer to Exchange.

The warrants eligible to participate in the Offer are (i) Warrants to Purchase Common Stock, dated October 26, 2010, issued in connection with the closing of a merger (the “Merger Warrants”), (ii) Warrants to Purchase Common Stock issued to accredited investors in a private placement, the closing of which occurred on each of October 26, 2010, November 10, 2010 and December 3, 2010 (the “Investor Warrants”), and (iii) Warrants to Purchase Common Stock issued to the placement agent at each closing of such private placement as compensation for services in connection with such private placement (the “Placement Agent Warrants”), all as further described in “Section 10. Description of Warrants; Source and Amount of Consideration.” We refer to the Merger Warrants, Investor Warrants and Placement Agent Warrants in this Offer to Exchange as the “Eligible Warrants.” The table below sets forth the outstanding Eligible Warrants as of March 31, 2013, including the exercise prices and expiration dates of such warrants:

	Number Outstanding	Exercise Price per Share	Expiration Date
Merger Warrants issued on October 26, 2010	325,000	$1.00	10/26/2015

Investor Warrants issued on October 26, 2010	9,521,457	$1.40	10/26/2015

Investor Warrants issued on November 10, 2010	1,149,250	$1.40	11/10/2015

Investor Warrants issued on December 3, 2010	822,653	$1.40	12/03/2015

Placement Agent Warrants issued on October 26, 2010	1,263,408	$1.00	10/26/2015

Placement Agent Warrants issued on November 10, 2010	174,336	$1.00	11/10/2015

Placement Agent Warrants issued on December 3, 2010	71,325	$1.00	12/03/2015

Placement Agent Warrants issued on October 26, 2010	1,409,017	$1.40	10/26/2015

Placement Agent Warrants issued on November 10, 2010	247,037	$1.40	11/10/2015

Placement Agent Warrants issued on December 3, 2010	26,125	$1.40	12/03/2015

Total Eligible Warrants	15,009,608

For additional information concerning the Eligible Warrants, see “Section 10. Description of Warrants; Source and Amount of Consideration.”

Each Eligible Warrant is exchangeable for a New Warrant. Each New Warrant will have the same terms and conditions as the Eligible Warrant, except (i) the expiration date of the New Warrant will be extended by two years, to the seventh anniversary of the original date of issuance of the Eligible Warrant and (ii) the New Warrant will not include weighted average anti-dilution provisions relating to subsequent issuance of common stock at prices below the applicable exercise price of the warrant. See “Section 10. Description of Warrants; Source and Amount of Consideration” for additional information.

If you properly tender (and do not validly withdraw) your Eligible Warrants on or prior to the expiration of the Offer, and the Offer is not otherwise terminated we will issue you New Warrants promptly following the expiration of the Offer. See “Section 5. Acceptance of Eligible Warrants and Issuance of New Warrants.”

We are not making, and will not make, the Offer to holders of Eligible Warrants in any state or other jurisdiction in which the Offer would not be in compliance with the laws of such state or other jurisdiction. The Offer is only being made for outstanding, unexercised Eligible Warrants and does not in any way apply to shares previously purchased, whether upon the exercise of Eligible Warrants or otherwise, nor does it apply to any of our other outstanding warrants or stock options. If you have previously exercised an Eligible Warrant, that Eligible Warrant is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Warrant in part, the remaining unexercised portion of that Eligible Warrant is outstanding and may be tendered for exchange in connection with the Offer. Eligible Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.	Exchange of Eligible Warrants for New Warrants.

By properly tendering (and not validly withdrawing) your Eligible Warrants for exchange, assuming such Eligible Warrants are accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Warrants will be considered to have been exchanged for New Warrants concurrently with the expiration of the Offer. We will issue New Warrants for which your Eligible Warrants were exchanged promptly following the expiration of the Offer and the Eligible Warrants will be cancelled. If you elect to participate in the Offer, you must tender your Eligible Warrant in full, no partial tenders will be accepted. The Offer is not conditioned on any minimum number of Eligible Warrants being tendered and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See “Section 8. Conditions of the Offer.”

4.	Procedures for Tendering Eligible Warrants.

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Warrants will remain outstanding until they expire by their terms or you exercise them.

We will not accept any Eligible Warrants for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offer to Exchange. We will return to the tendering warrant holders any Eligible Warrants that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Warrants

To participate in the Offer, you must properly complete, sign and date the Election to Participate included with this Offer to Exchange and mail or otherwise deliver it to us, with your Eligible Warrants (or an Affidavit of Lost Warrant), so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on May 6, 2013 (or such later date and time as we may extend the expiration of the Offer), at: InVivo Therapeutics Holdings Corp., Attention: Sean Moran, One Kendall Square, Suite B14402, Cambridge, MA 02139. Please note that delivery of the Election to Participate by facsimile will not be accepted.

The Election to Participate should clearly indicate each Eligible Warrant you are tendering pursuant to the terms and conditions set forth in this Offer to Exchange.

The Election to Participate must be executed by the record holder of the tendered Eligible Warrant. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election to Participate.

If you do not submit an Election to Participate for your Eligible Warrant prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election to Participate, you will be considered to have rejected the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, including time of receipt, and acceptance of any tender of Eligible Warrants or withdrawal of tendered Eligible Warrants. Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made, subject to the judgment of a court of competent jurisdiction to the contrary. We may waive, as to all eligible warrant holders, any defect or irregularity in any tender with respect to any particular Eligible Warrant. No tender of Eligible Warrants or withdrawal of tendered Eligible Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.	Acceptance of Eligible Warrants and Issuance of New Warrants.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer, to:

•	accept for exchange all properly tendered and not validly withdrawn Eligible Warrants; and

•	treat all such tendered Eligible Warrants as exchanged for New Warrants in the form described in this Offer to Exchange.

Promptly after the expiration of the Offer, we will issue New Warrants in exchange for your Eligible Warrants and the Eligible Warrants will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Warrants for any valid reason described in this Offer to Exchange, we will promptly return to you your tendered Eligible Warrants.

By properly tendering (and not validly withdrawing) your Eligible Warrants, you will have accepted the Offer. Our acceptance of your Eligible Warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offer to Exchange upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Warrants will remain outstanding until they expire or you exercise them, and you will not have any rights to New Warrants.

6.	Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on May 6, 2013. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Warrants. If we extend the Offer, we will continue to accept properly completed Elections to Participate until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to this Offer to Exchange will be disseminated promptly to holders of Eligible Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we:

•	increase or decrease the number of Eligible Warrants eligible to participate in this Offer; or

•	make any other material amendment to the terms of this Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified herein, we will extend the Offer until at least the expiration of such ten-business day period. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Warrant upon the occurrence of any of the conditions specified under “Section 8. Conditions of the Offer” by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Warrants is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Warrants tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offer to Exchange, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offer to Exchange, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election to Participate and Eligible Warrants only if you properly complete, sign and date the Notice of Withdrawal included with this Offer to Exchange and mail or otherwise deliver the Notice of Withdrawal to us so that we receive it no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on May 6, 2013 (or such later date and time as we may extend the expiration of the Offer), at: InVivo Therapeutics Holdings Corp., Attention: Sean Moran, One Kendall Square, Suite B14402, Cambridge, MA 02139. Please note that delivery of the Notice of Withdrawal by facsimile will not be accepted.

The Notice of Withdrawal must be executed by the record holder of the Eligible Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

You may also withdraw your tendered Election to Participate and Eligible Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer.

The acceptable method of delivery of all documents is by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election to Participate and Eligible Warrants, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offer to Exchange.

8.	Conditions of the Offer.

Conditions Applicable to all Eligible Warrants

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Warrants, and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Warrants:

(a) there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of New Warrants, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

•	make the acceptance of the Eligible Warrants tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Warrants tendered for exchange;

•	materially impair the benefits we hope to receive as a result of the Offer; or

•

materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Warrants;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offer to Exchange shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

Additional Condition Applicable to Investor Warrants Only

As described below in “Section 10. Description of Warrants; Source and Amount of Consideration,” the Investor Warrants to which this Offer applies include a redemption provision that permits us to redeem the Investor Warrants if (i) there is an effective registration statement covering the resale of the shares of common stock underlying the Investor Warrants and (ii) the closing bid price of our common stock is equal to or exceeds $2.80 per share for 20 consecutive trading days.

In addition to the conditions of the Offer described above that are applicable to all Eligible Warrants, we will not be required to accept any tendered Investor Warrants, and we may terminate or amend the Offer with respect to the Investor Warrants, subject to Rule 13(e)4-(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, the closing bid price of our common stock equals or exceeds $2.80 per share for 20 consecutive trading days.

The conditions to the Offer described above are for our benefit. We may assert them in our discretion regardless of the circumstances (other than act or omission to act by us) giving rise to them prior to the expiration of the Offer, and may be waived by us, in whole or in part, at any time and from time to time prior to the expiration of the Offer, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to notify you of the waiver and extend the period of time in which the Offer is open. Any determination we make concerning the events described above will be final and binding upon all persons, subject to the judgment of any court of competent jurisdiction to the contrary.

9.	Market for Our Common Stock.

Our common stock is listed on the OTC Bulletin Board and began trading under the symbol “NVIV” on October 29, 2010. As of March 31, 2013, the number of record holders of our common stock was approximately 338 and the number of shares of common stock outstanding was 66,207,166.

The following table contains information about the range of high and low bid prices for our common stock based upon reports of transactions on the OTC Bulletin Board.

	2013*		2012		2011
	High	Low	High	Low	High	Low
First Quarter	$2.59	$1.61	$2.94	$2.00	$2.26	$0.75
Second Quarter	$2.94	$2.20	$2.64	$1.96	$1.10	$0.60
Third Quarter	—	—	$2.66	$1.67	$1.20	$0.60
Fourth Quarter	—	—	$1.95	$1.25	$3.10	$0.60

*	Information through April 5, 2013

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

10.	Description of Warrants; Source and Amount of Consideration.

Eligible Warrants

The following outstanding warrants are eligible to participate in this Offer: (i) Warrants to Purchase Common Stock dated October 26, 2010, issued in connection with the closing of a merger (the “Merger Warrants”), (ii) Warrants to Purchase Common Stock issued to accredited investors in a private placement, the closing of which occurred on each of October 26, 2010, November 10, 2010 and December 3, 2010 (the “Investor Warrants”), and (iii) Warrants to Purchase Common Stock issued to the placement agent at each closing of such private placement as compensation for services in connection with such private placement (the “Placement Agent Warrants”). The Merger Warrants, Investor Warrants and Placement Agent Warrants constitute the Eligible Warrants to be exchanged in the Offer for New Warrants. The table below sets forth the Merger Warrants, Investor Warrants and Placement Agent Warrants outstanding as of March 31, 2013, including the exercise prices and expiration dates of such warrants.

	Number Outstanding	Exercise Price per Share	Expiration Date
Merger Warrants issued on October 26, 2010	325,000	$1.00	10/26/2015

Investor Warrants issued on October 26, 2010	9,521,457	$1.40	10/26/2015

Investor Warrants issued on November 10, 2010	1,149,250	$1.40	11/10/2015

Investor Warrants issued on December 3, 2010	822,653	$1.40	12/03/2015

Placement Agent Warrants issued on October 26, 2010	1,263,408	$1.00	10/26/2015

Placement Agent Warrants issued on November 10, 2010	174,336	$1.00	11/10/2015

Placement Agent Warrants issued on December 3, 2010	71,325	$1.00	12/03/2015

Placement Agent Warrants issued on October 26, 2010	1,409,017	$1.40	10/26/2015

Placement Agent Warrants issued on November 10, 2010	247,037	$1.40	11/10/2015

Placement Agent Warrants issued on December 3, 2010	26,125	$1.40	12/03/2015

Total Eligible Warrants	15,009,608

Terms of the Eligible Warrants

Other than the exercise prices and expiration dates noted above and as otherwise described below, the Eligible Warrants have substantially the same terms. All outstanding Eligible Warrants provide for adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. In addition, all the Eligible Warrants provide for a weighted-average anti-dilution adjustment such that a reduction in the exercise price of the Eligible Warrants, and a corresponding increase in the number of shares underlying the Eligible Warrants, occur if, while the Eligible Warrants are outstanding, we were to sell or issue any shares of our common stock or any convertible security, option, warrant or right entitling any person to acquire shares of our common stock at a price per share that is less than the exercise price of the Eligible Warrants, subject to certain exceptions.

Merger Warrants. In addition to the terms noted above, the holders of the Merger Warrants are entitled to certain registration rights to register for resale the shares of our common stock underlying the Merger Warrants, as further described below. The Merger Warrants require the holder to pay the exercise price of the warrants, provided that the holder may exercise the Merger Warrants on a “cashless” or “net issue” basis if a registration statement covering the resale of the shares of common stock issuable upon exercise of the Merger Warrants is not effective at the time of exercise.

Investor Warrants. In addition to the terms noted above, the holders of the Investor Warrants are entitled to certain registration rights to register for resale the shares of our common stock underlying the Investor Warrants, as further described below. The Investor Warrants require the holder to pay the exercise price of the warrants, provided that the holder may exercise the Investor Warrants on a “cashless” or “net issue” basis if a registration statement covering the resale of the shares of common stock issuable upon exercise of the Investor Warrants is not effective at the time of exercise.

In addition, under the terms of the Investor Warrants, we have the option to redeem all of the Investor Warrants then outstanding, upon not less than 30 days (nor more than 60 days) written notice to the holders, at any time if, at the time of the delivery of such notice (1) there is an effective registration statement covering the resale of the shares of common stock underlying the Investor Warrants and (2) the closing bid price of our common stock for each of the 20 consecutive trading days prior to the date of the notice of redemption equals or exceeds $2.80 per share. Holders of Investor Warrants are entitled to exercise their warrants following receipt of any redemption notice through the close of business on the redemption date.

Placement Agent Warrants. In addition to the terms noted above, the Placement Agent Warrants provide that the holders may exercise the Placement Agent Warrants at any time on a “cashless” or “net issue” basis. We have not entered into any agreement to register for resale the shares underlying the Placement Agent Warrants.

Through December 31, 2012, we have received approximately $2.1 million from warrant holders exercising Eligible Warrants and would generate a total of approximately $16.3 million in cash, assuming full exercise of all currently outstanding Eligible Warrants. During the year ended December 31, 2012, we issued 2,514,045 shares of common stock upon exercise of Eligible Warrants.

New Warrants

We are offering New Warrants in exchange for the Eligible Warrants that will have the same terms as the Eligible Warrants except that (i) the expiration date of the New Warrants will be extended an additional two years until the seventh anniversary of the date of the original issuance of the Eligible Warrants; and (ii) the weighted average anti-dilution provisions relating to subsequent issuances of common stock noted above will not be included in the New Warrants.

Registration Rights

We have entered into agreements with holders of the Merger Warrants and Investor Warrants to register the resale the shares of common stock issuable upon exercise of the Merger Warrants and Investor Warrants. Such registration statement is currently effective. We intend to amend or supplement the existing registration statement to include the resale the shares of common stock issuable upon exercise of the New Warrants exchanged for the Merger Warrants and Investor Warrants as soon as practicable following completion of the Offer. However, should such registration be unavailable at the such time as a holder desires to shares acquired upon exercise of the New Warrants, any such resales may be made pursuant to an exemption from registration under the Securities Act, such as Rule 144 described below. However, if a registration statement covering the resale of the shares of common stock underlying the New Warrants exchanged for the Merger Warrants and Investor Warrants is not effective at the time of exercise, then the New Warrants may be exercised pursuant to a “cashless” or “net issue” exercise, and the shares of common stock acquired in such exercise shall be deemed to have been acquired at the time the original eligible Merger Warrant or Investor Warrant was acquired and would be available for immediate resale under Rule 144 under the Securities Act, assuming we are current in our reporting obligations under the Exchange Act, at that time.

Effect of Exchange of Warrants on the Availability of Rule 144

The Eligible Warrants and the shares of our common stock issuable upon exercise of the Eligible Warrants are restricted securities within the meaning of Rule 144 promulgated under the Securities Act. The exchange of Eligible Warrants for New Warrants would not have any effect on the availability of a warrant holder to sell the shares of our common stock acquired upon exercise of that warrant under Rule 144. For purposes of this discussion, we refer to the period of time that a person has beneficially owned the shares of our common stock issuable upon exercise of a warrant as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our common stock issued upon exercise of a warrant, would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the Eligible Warrant to the New Warrant. Accordingly, if the shares of common stock underlying the New Warrants are acquired pursuant to a cashless exercise of the New Warrant, those shares are deemed to have been acquired at the time that the Eligible Warrant was acquired. However, if you exercise your Eligible Warrant or New Warrant for cash, the holding period for the shares of common stock acquired upon such exercise would begin on the date of such exercise.

Consideration for the Exchange

We will issue New Warrants in the form described in this Offer to Exchange in exchange for Eligible Warrants properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

11.	Information Regarding InVivo.

Overview

We develop and commercialize new technologies for the treatment of spinal cord injuries. Our proprietary technology was co-invented by Robert S. Langer, ScD, Professor at Massachusetts Institute of Technology, or MIT, and Joseph P. Vacanti, MD, affiliated with Massachusetts General Hospital. The intellectual property rights that are the basis for our products are licensed under an exclusive, world-wide license from Children’s Medical Center Corporation and MIT.

We intend to create new treatments for spinal cord injury. Current treatments consist of a collection of approaches that only focus on symptoms of spinal cord injury. To date, we are not aware of any product on the market that addresses the underlying pathology of spinal cord injury.

Currently, there are no successful spinal cord injury treatment options for spinal cord injury patients. We take a different approach to spinal cord injury and focus on protection of the spinal cord and prevention of secondary injury rather than regeneration. Our platform technologies focus on minimizing tissue damage sustained following acute injury and promoting neural plasticity of the spared healthy tissue, which may result in full or partial functional recovery. The technologies encompass multiple strategies involving biomaterials, U.S. Food & Drug Administration approved drugs, growth factors, and human neural stem cells. We believe our approach could become a standard treatment for both acute and chronic spinal cord injuries.

Our common stock is traded on the OTC Bulletin Board under the symbol “NVIV.” Our principal executive offices are located at One Kendall Square, Suite B14402, Cambridge, Masschusetts 02139, and our telephone number is (617) 863-5599. Our internet address is www.invivotherapeutics.com. Information contained on our website does not constitute a part of the Offer. For additional information regarding InVivo, you should also review the materials that we have filed with the SEC and have listed in “Section 17. Additional Information.”

Financial Information

Our audited financial statements for our fiscal years ended December 31, 2012 and 2011 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2013, are incorporated by reference herein. Please see “Section 17. Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Below is summary financial information for our fiscal years ended December 31, 2012 and December 31, 2011. This summary financial information should be read in conjunction with our quarterly and annual reports.

Consolidated Financial Data (in thousands, except per share data):

	For the fiscal years ended December 31,
	2012	2011
Statement of Operations Data:
Operating expenses	$12,779	$8,659

Operating loss	(12,779)	(8,659)
Other income (expense)	17,433	(26,069)

Net income (loss)	$4,664	$(34,728)

Net income (loss) per share, basic	$0.07	$(0.67)

Net income (loss) per share, diluted	$0.06	$(0.67)

Shares used in computation
Basic	63,227	51,895

Diluted	71,919	51,895

	As of December 31,
	2012	2011
Balance Sheet Data:
Current assets	$13,570	$5,016
Other assets	179	686
Current liabilities	16,791	36,740
Other liabilities	1,581	122
Stockholders’ deficit	$(2,310)	$(31,160)

The book value per share of our common stock as of December 31, 2012 was $(0.04).

Pro Forma Data

The following table presents unaudited pro forma condensed financial data as if weighted average anti-dilution provisions were removed from all the Eligible Warrants as of the beginning of each of the periods presented and is intended to reflect the impact of the effective removal of the anti-dilution provisions on a pro forma basis. The pro forma condensed financial data is presented for illustrative purposes only. The data does not purport to project our future consolidated results of operations or financial position. Numbers are in thousands, except for per share data.

	For the fiscal year ended December 31, 2012
	Actual	Adjustments(1)	Pro Forma
Statement of Operations Data:
Operating expenses	$12,779	$—	$12,779

Operating loss	(12,779)	—	(12,779)
Other income (expense)	17,433	(14,733)	2,700

Net income (loss)	$4,654	$(14,733)	$(10,079)

Net income (loss) per share, basic	$0.07		$(0.16)

Net income (loss) per share, diluted	$0.06		$(0.14)

Weighted average number of shares used in computation
Basic	63,227		63,227

Diluted	71,919		71,919

(1)	Pro forma adjustment reflects elimination of $17,480 derivative gain and a derivative loss of $2,747 due to the remeasurement of fair value at December 31, 2011 resulting from the modification of the warrants to extend the term two years.

	As of December 31, 2012
	Actual	Adjustments*	Pro Forma
Balance Sheet Data:
Current assets	$13,570	$—	$13,570
Other assets	179	—	179
Current liabilities	16,791	(14,585)	2,206
Other liabilities	1,581	—	1,581
Stockholders’ equity (deficit)	$(2,310)	14,585	$12,275

Book value per share	$(0.04)		$0.22

Shares outstanding	65,881		65,881

*	Equals the fair value of the derivative liability associated with the Eligible Warrants that would be classified to equity.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

The Offer is open to all holders of Eligible Warrants, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer are equally applicable to our directors, officers and affiliates as to any other holder of Eligible Warrants. We expect that some or all of our directors and officers who are holders of Eligible Warrants will participate in the Offer.

As of March 31, 2013, the following directors and officers of the Company and persons we know to beneficially own more than 5% of the outstanding shares of our common stock hold Eligible Warrants that are eligible to participate in the Offer:

Name and Title	Total Number of Shares Underlying Eligible Warrants	Percentage of Eligible Warrants
Directors and Executive Officers
Adam Stern, Director	1,395,802	9.3%
George Nolen, Director	10,000	less than 1%

The Offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, including all of those directors who do not hold Eligible Warrants and are therefore disinterested with respect to the Offer.

As of March 31, 2013, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 28,561,868 shares of our common stock, consisting of 23,094,660 shares of common stock, Eligible Warrants to purchase 1,405,802 shares of our common stock and 4,061,406 shares subject to stock options.

To the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Eligible Warrants during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Transactions and Arrangements

Registration Rights. As described in “Section 10. Description of Warrants; Source and Amount of Consideration,” the holders of certain of our outstanding Eligible Warrants or their transferees are entitled to registration rights with respect to the registration of the shares issuable upon exercise of those warrants under the Securities Act.

Agreements with Placement Agent. In connection with the private placements that occurred in 2010, we engaged Spencer Trask Ventures as finder and placement agent in connection with those private placements. Adam K. Stern is a member of our Board of Directors and was the designee of Spencer Trask Ventures. For its services, we paid Spencer Trask cash fees and the Placement Agent Warrants described above in “Section 10. Description of Warrants; Source and Amount of Consideration.” Under our agreements with Spencer Trask, if we elect to call the warrants issued in the private placements for redemption, we have agreed to use Spencer Trask as our agent. We agreed to indemnify Spencer Trask and other broker-dealers who are FINRA members selected by Spencer Trask to offer and sell securities in the private placements, to the fullest extent permitted by law for a period of four years from the closing of the private placements, against certain liabilities that may be incurred in connection with the private placements, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments Spencer Trask may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Spencer Trask, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

13.	Accounting Consequences of the Offer.

The amount of the derivative liability associated with the Eligible Warrants that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Warrants for New Warrants and also the quarterly remeasurement of fair value which is dependent on a number of factors used in the Black-Scholes valuation including the stock price and volatility. See “Section 11. Information Regarding InVivo” for a pro forma presentation of the potential accounting consequences of the Offer.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Warrants as contemplated by this Offer. Our obligation under this Offer to Exchange to accept any tendered Eligible Warrants for exchange is subject to conditions, including the conditions described in “Section 8. Conditions of the Offer.”

15.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exchange of Eligible Warrants for New Warrants pursuant to the Offer, (ii) the exercise and lapse of the New Warrants and (iii) the ownership and disposition of our common stock received upon exercise of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Warrants, New Warrants or our common stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Warrants as compensation; or investors who hold the Eligible Warrants and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Warrants and will hold the New Warrants and our common stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Warrants, the New Warrants or our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Warrants for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our common stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Eligible Warrants for New Warrants pursuant to the Offer, (ii) exercising the New Warrants and (iii) owning and disposing of shares of our common stock received upon exercise of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Eligible Warrant, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Eligible Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Eligible Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Eligible Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Eligible Warrants.

If the IRS were to successfully assert that the exchange of your Eligible Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Eligible Warrants. Such gain or loss would be capital gain or loss and would be long-term or short-term depending on whether the Eligible Warrants had been held for more than one year. The tax basis in the New Warrants received would be equal to the fair market value of the New Warrants on the date of the exchange, and the holding period of the New Warrants would begin on the day after the date of the exchange.

You are urged to consult your own tax advisor with respect to the United States federal income tax consequences of exchanging your Eligible Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the common stock acquired with the New Warrant. The holding period of our common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

After you exercise a New Warrant, any distributions you receive in respect of our common stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced 15% rate (effective for tax years beginning before January 1, 2013) if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of our common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our common stock, or the proceeds of a sale, exchange or disposition of our common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of an Eligible Warrant, New Warrant or our common stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Eligible Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Eligible Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Eligible Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Eligible Warrants.

If the IRS were to successfully assert that the exchange of your Eligible Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and does constitute a taxable transaction, the exchange would be a taxable transaction for U.S. federal income tax purposes. To the extent you recognize any gain as a result of the exchange, such gain would be subject to the rules with respect to the sale or exchange of shares of our common stock described below under “— Sale or Other Taxable Disposition of common stock.”

You are urged to consult your own tax advisor with respect to the United States federal income tax consequences of exchanging your Eligible Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in our common stock acquired with the New Warrant. The holding period of the common stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant. If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant . The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Distributions on Common Stock Received upon Exercise of New Warrants

If you receive a distribution with respect to our common stock that is treated as a dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “— Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our common stock received upon exercising the New Warrants, unless:

•

if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

•

that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “— Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our common stock or gain on the disposition of our common stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

HIRE Act

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments made after December 31, 2012 of (i) dividends paid with respect to our common stock and (ii) certain gross proceeds from the disposition of shares of our common stock to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account holders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Under some circumstances, a foreign owner may be eligible for refunds or credits of such taxes.

Although the HIRE Act currently applies to applicable payments made after December 31, 2012, the IRS has indicated in recent guidance and in proposed Treasury Regulations that the withholding provisions described above will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2015. You are encouraged to consult with your own tax advisors regarding the possible implications of the HIRE Act and the proposed Treasury Regulations on ownership and disposition of shares of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Warrants pursuant to this Offer to Exchange.

17.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporate herein by reference before making a decision on whether to tender your Eligible Warrants:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 30, 2006, including any amendments or reports filed for the purpose of updating that description.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at One Kendall Square, Suite B14402, Cambridge, MA 02139, Attention: Investor Relations, by e-mail to investor-relations@invivotherapeutics.com or by telephone at (617) 863-5500.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Warrants pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange, the Election to Participate or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to the e-mail, telephone number or address set forth below.

InVivo Therapeutics Holdings Corp.

Attention: Sean Moran

One Kendall Square, Suite B14402

Cambridge, MA 02139

Telephone: (617) 863-5524

E-mail: smoran@invivotherapeutics.com